Exhibit 99.1

Maxygen, Inc.
411 Borel Avenue
Suite 616
San Mateo, CA 94402
650.241.2292 main
650.257.5892 fax
www.maxygen.com

Maxygen Announces Second Quarter 2012 Financial Results and Business Update

—Board of Directors authorizes cash distribution of approximately $100.0 million to stockholders—

SAN MATEO, Calif., August 7, 2012 — Maxygen, Inc. (Nasdaq: MAXY), a biotechnology company, today announced financial and business results for the quarter ended June 30, 2012. Maxygen also announced today that its Board of Directors has authorized a special pro rata distribution of $3.60 per share for each outstanding share of Maxygen common stock owned on the close of business on August 21, 2012. The distribution is expected to total approximately $100.0 million and will be payable on September 6, 2012.

Second Quarter 2012 Financial Results

Maxygen reported net income attributable to Maxygen, Inc. of $27.1 million, or $1.00 per basic share and $0.99 per diluted share, for the second quarter of 2012, compared to net income attributable to Maxygen, Inc. of $54.5 million, or $1.86 per basic and diluted share, for the same period in 2011. The net income for the second quarter of 2012 primarily reflects Maxygen’s receipt of the $30.0 million payment from Bayer HealthCare LLC in May 2012 in connection with the company’s sale of certain hematology assets to Bayer in July 2008. Net income for the second quarter of 2011 primarily reflects a gain on sale of discontinued operations of $62.2 million recognized upon the acquisition by Astellas Pharma Inc. of Maxygen’s interests in Perseid Therapeutics LLC for $76.0 million in cash in May 2011.

Maxygen reported revenue of $30.0 million in the second quarter of 2012, compared to $3,000 of revenue for the same period in 2011. The increase in revenue was due to Maxygen’s receipt of the $30.0 million payment from Bayer in May 2012.

Total operating expenses from continuing operations in the second quarter of 2012 were $2.4 million, compared to $3.4 million for the same period in 2011. The decrease in operating expenses was primarily due to a reduction in research and development expenses, salary and other employee related expenses and consulting fees. Such consulting fees in the 2011 period included expenses related to Maxygen’s submission of a proposal to the Biomedical Advanced Research and Development Authority (BARDA) in May 2011 for the potential development of its MAXY-G34 product candidate as a potential medical countermeasure for acute radiation syndrome (ARS).

At June 30, 2012, Maxygen held approximately $182.7 million in cash, cash equivalents and short-term investments. In addition, Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor.

Special Cash Distribution

As noted above, Maxygen’s Board of Directors has authorized a special pro rata distribution of $3.60 per share for each outstanding share of Maxygen common stock owned on the close of business on the August 21, 2012 record date. The cash distribution will total approximately $100.0 million in the aggregate based on shares of the company’s common stock outstanding on July 31, 2012. The cash distribution is expected to be paid on September 6, 2012.

The distribution will be funded from available cash on hand. In considering the special cash distribution, Maxygen’s Board of Directors evaluated a number of factors, including the likely effects on Maxygen’s ability to fund its limited future operational requirements, its ability to pursue its on-going strategic evaluation, the adequacy of its reserves for potential future liabilities, the potential tax treatment of the distribution and uncertainties regarding potential future increases in the tax rates applicable to the distribution.

“I am very pleased to announce that as a result of our on-going efforts to maximize the value of our assets and return a significant amount of that value to our stockholders, the Board has authorized this significant cash distribution to our stockholders. Coupled with prior distributions and share repurchases, Maxygen will have returned over $250 million in cash and property to stockholders since 2009,” said James R. Sulat, Chief Executive Officer of Maxygen. “As we go forward, Maxygen will continue to evaluate opportunities to return capital to its stockholders.”

Maxygen, Inc.
411 Borel Avenue
Suite 616
San Mateo, CA 94402
650.241.2292 main
650.257.5892 fax
www.maxygen.com

Trading in Maxygen Common Stock

Pursuant to certain NASDAQ rules, when a distribution or dividend is declared in a per share amount that exceeds 25% of a company’s stock price, the date on which that company’s shares will begin to trade without the distribution or dividend, or ex-dividend, is the first business day following the payable date. These rules are expected to apply to this distribution of cash, as the cash being distributed is expected to exceed 25% of the Maxygen stock price.

Accordingly, Maxygen expects that NASDAQ will set the ex-dividend date for the distribution of cash as September 7, 2012, the first business day following the September 6, 2012 distribution date. This will mean that trades in Maxygen common stock entered into after the record date of August 21, 2012 and before September 7, 2012 (the “due bill period”) will have a due bill attached for the distribution of cash payable on September 6, 2012. Persons who purchase Maxygen common stock during the due bill period (even if the trade will settle after that due bill period) are entitled to receive the cash distribution, and persons who sell Maxygen common stock during the due bill period (even if the trade will settle after the due bill period) are not entitled to the cash distribution. Current stockholders who hold and do not sell their shares of Maxygen common stock prior to September 7, 2012 will be entitled to receive the cash distribution. Investors who enter into trades to purchase Maxygen common stock on or after September 7, 2012 will not be entitled to the cash distribution payable on September 6, 2012.

For U.S. Federal income tax purposes, the distribution will be a dividend to the extent it is paid out of Maxygen’s current or accumulated earnings and profits, as determined under U.S. Federal income tax principles. Based on these rules, Maxygen currently estimates that less than 10% of the payment will be treated as a dividend for tax purposes, with the balance being a return of capital. This estimate is preliminary and subject to change based upon a comprehensive review and analysis of the company’s historical results as well as actual results for the entire 2012 taxable year. Stockholders will receive a Form 1099-DIV in early 2013 notifying them of the portion of the special cash distribution that is treated as a dividend for U.S. Federal income tax purposes. Stockholders are encouraged to consult with their own tax and financial advisors regarding the implications of this special distribution.

Business Update

Over the past several years, Maxygen has focused its efforts on maximizing stockholder value through sales, distributions and other arrangements involving the company’s various assets. The sale of Maxygen’s interests in Perseid to Astellas in May 2011, the company’s receipt of the final $30.0 million payment from Bayer in May 2012, and the planned distribution of approximately $100.0 million in cash to its stockholders have all been part of this multi-year strategic process.

Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome, and the company continues to focus on creating value from this program for its stockholders, principally through a sale or other transaction involving the program. Maxygen has no current plans to independently continue the further development of this product candidate for either indication and, to date, the company has not been successful in identifying any potential transaction for the MAXY-G34 program. Accordingly, there can be no assurances the company will be successful in identifying and consummating any such transaction in the future or be able to realize any value from this program.

Maxygen also continues to evaluate all other potential strategic options for the company, including a merger, reverse merger, sale, wind-down, liquidation, dissolution or other strategic transaction. Maxygen expects to evaluate and consider additional distributions to its stockholders of a portion of the company’s cash resources in excess of its limited future operational requirements, amounts the company considers appropriate to pursue its on-going strategic evaluation and adequate reserves for potential future liabilities. Such distributions may be accomplished through cash dividends, stock repurchases or other mechanisms and may be fully or partially taxable depending on the circumstances of such distribution. To date, Maxygen has not been successful in identifying any strategic transaction for the company and there can be no assurances the company will be successful in identifying and consummating any such transaction in the future, that it will make any additional cash distributions to its stockholders or that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stockholder value.

Maxygen, Inc.
411 Borel Avenue
Suite 616
San Mateo, CA 94402
650.241.2292 main
650.257.5892 fax
www.maxygen.com

About Maxygen

Maxygen is a biotechnology company that has historically focused on the discovery and development of improved next-generation protein pharmaceuticals for the treatment of disease and serious medical conditions. Maxygen continues to retain all rights to its MAXY-G34 product candidate, a next-generation pegylated, granulocyte colony stimulating factor, or G-CSF, for the treatment of chemotherapy-induced neutropenia and acute radiation syndrome. For more information, please visit our website at www.maxygen.com.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Such risks and uncertainties include, but are not limited to, the following: the estimated tax treatment of the planned cash distribution for U.S. Federal tax purposes, our ability or plans to identify and consummate a strategic transaction for our MAXY-G34 program or to recommence and/or continue the development of our MAXY-G34 product candidate for any indication; strategic alternatives and transactions with respect to our company and the timing, likelihood and outcome thereof; our implementation, or our failure to implement, any additional distributions of our cash resources to stockholders; our ability to continue operations and our estimates for future performance and financial position of the company; and our ability to retain key employees to maintain our ongoing operations. Additional risk factors are more fully discussed in Maxygen’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, to be filed with the SEC on the date hereof, including under the caption “Risk Factors,” and in Maxygen’s other periodic reports filed with the SEC, all of which are available from Maxygen or from the SEC’s website (www.sec.gov). Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise, except to the extent required by applicable law.

Maxygen, Inc.
411 Borel Avenue
Suite 616
San Mateo, CA 94402
650.241.2292 main
650.257.5892 fax
www.maxygen.com

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2012	2011	2012
	(unaudited)
Technology and license revenue	$3	$30,000	$3	$30,006
Operating expenses:
Research and development	783	—	1,350	65
General and administrative	2,638	2,418	5,778	5,185

Total operating expenses	3,421	2,418	7,128	5,250
Income (loss) from operations	(3,418)	27,582	(7,125)	24,756
Gain on distribution of equity securities	164	68	249	143
Interest and other income (expense), net	432	(10)	309	169

Income (loss) from continuing operations before income taxes	(2,822)	27,640	(6,567)	25,068
Income tax benefit (expense)	638	(70)	2,374	(70)

Income (loss) from continuing operations	(2,184)	27,570	(4,193)	24,998
Discontinued operations:
Income (loss) from discontinued operations	(4,735)	—	1,302	—
Gain on sale of discontinued operations	62,219	—	62,219	—
Income tax expense for discontinued operations	(1,521)	—	(3,038)	—

Income from discontinued operations, net of taxes	55,963	—	60,483	—

Net income	53,779	27,570	56,290	24,998
Net income (loss) attributable to non-controlling interests	(742)	450	310	450

Net income attributable to Maxygen, Inc.	$54,521	$27,120	$55,980	$24,548

Basic net income (loss) per share:
Attributable to Maxygen, Inc. from continuing operations	$(0.05)	$1.00	$(0.15)	$0.90
Attributable to Maxygen, Inc. from discontinued operations	$1.91	$—	$2.06	$—
Attributable to Maxygen, Inc.	$1.86	$1.00	$1.91	$0.90
Diluted net income (loss) per share:
Attributable to Maxygen, Inc. from continuing operations	$(0.05)	$0.99	$(0.15)	$0.90
Attributable to Maxygen, Inc. from discontinued operations	$1.91	$—	$2.06	$—
Attributable to Maxygen, Inc.	$1.86	$0.99	$1.91	$0.90
Shares used in basic net income (loss) per share calculations	29,344	27,250	29,284	27,241
Shares used in diluted net income (loss) per share calculations	29,344	27,388	29,284	27,424

Maxygen, Inc.
411 Borel Avenue
Suite 616
San Mateo, CA 94402
650.241.2292 main
650.257.5892 fax
www.maxygen.com

Consolidated Balance Sheet Data

(in thousands)

	December 31,	June 30,
	2011 (Note 1)	2012 (Unaudited)
Cash, cash equivalents and short-term investments	$159,571	$182,723
Available-for-sale investment in equity securities	2,478	1,599
Prepaid expenses and other assets	2,584	2,341

Total assets	$164,633	$186,663

Distribution payable	$1,076	$564
Other liabilities	2,613	2,000
Stockholders’ equity	160,944	184,099

Total liabilities and stockholders’ equity	$164,633	$186,663

Note 1: Derived from consolidated audited financial statements as of December 31, 2011.

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Contact:

Adriann Poat

adriann.poat@maxygen.com

650.241.2303